Exhibit 99.2

Griffon Corporation Announces Pricing of $150 Million Add-On Offering of Senior Notes

NEW YORK, NEW YORK – June 8, 2020 – Griffon Corporation (NYSE: GFF) (“Griffon”) today announced the pricing of $150 million aggregate principal amount of its senior notes due 2028 (the “New Notes”), at a price equal to 100.25% of face value, plus accrued interest from February 19, 2020, in an unregistered add-on offering through a private placement. The New Notes will be issued under the same indenture (the “Indenture”) pursuant to which Griffon previously issued $850 million in aggregate principal amount of its 5.75% Senior Notes due 2028 (the “Existing Notes”). The New Notes offered by Griffon will have identical terms to the Existing Notes, other than the issue date and the issue price. The New Notes will be treated as a single class of notes with the Existing Notes for all purposes under the Indenture, but will not be fungible with or have the same CUSIP and ISIN numbers as the Existing Notes unless and until such time as the New Notes are exchanged for additional Existing Notes pursuant to the terms of a registration rights agreement. The New Notes will be senior unsecured obligations of Griffon and will be guaranteed by certain of its domestic subsidiaries. The sale of the New Notes is expected to be consummated on June 22, 2020, subject to the satisfaction of customary closing conditions.

Griffon intends to use the proceeds from the offering, together with cash on hand, to redeem $150 million of its 5.25% senior notes due 2022 Notes (the “2022 Notes”), which represents all of the outstanding 2022 Notes, and (ii) pay certain related fees and expenses, including accrued interest on the 2022 Notes.

The New Notes and related guarantees are being offered in a private placement, solely to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The New Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the New Notes, nor will any such offer be made, or a solicitation for an offer to purchase the New Notes or any other securities, in each case in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the New Notes will be made only by means of a private offering memorandum. This notice does not constitute an offer to purchase or redeem any of the 2022 Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This communication contains forward-looking statements that may state Griffon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intend,” “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although Griffon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, whether Griffon will consummate the offering of the New Notes, the anticipated use of proceeds, and other factors detailed in filings made by Griffon with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Griffon does not undertake to update any of these statements in light of new information or future events.

Company Contact:	Investor Relations Contact:
Brian G. Harris	Michael Callahan
Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8311